Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.13

Final

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 12, 2025 (the “Effective Date”) by and between Nielsen Consumer LLC (the “Company”) and James M. Peck (the “Executive”).

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company;

WHEREAS, the Company desires to employ the Executive as a senior executive and the Executive wishes to continue such employment; and

WHEREAS, this Agreement replaces in their entirety all previous employment agreements entered into by and between the Company and the Executive prior to the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Position and Duties.

(a) Effective as of the Effective Date, the Executive will continue to be employed by the Company, on a full-time basis, as the Chief Executive Officer of the Company Group (defined below).

(b) The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time by the Board. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them. The Executive and the Company acknowledge and agree that, consistent with the Executive’s and the Company’s practices as in effect as of the date hereof, (i) the Executive may perform the duties required of him under this Agreement remotely, and (ii) the Executive shall be present at the Company’s business premises and travel for business purposes as required to fulfill his duties and obligations pursuant hereto and as mutually agreed by the Executive and the Company. Notwithstanding the foregoing, the Executive may (x) serve on any industry, trade, civic, community or charitable boards or committees as approved by the Board, and/or engage in charitable activities and community affairs personally or as a director or trustee of any family trusts or foundations without the need for any Board approval, (y) serve on the board of directors (or equivalent) of any Person disclosed to the Board, (z) subject to the prior written consent of the Board, serve as an owner, partner, investor, consultant, agent, manager, director, employee, co-venturer or otherwise for any Person or otherwise engage in or possess an interest in another business venture (connected or unconnected with the Company Group) of any kind and description, independently or with others; provided that the services set forth in each of the preceding clauses (x), (y), and (z) do not, individually or in the aggregate, (1) interfere with the performance of the Executive’s duties and responsibilities under this Agreement, (2) conflict with the business interests of the Company or its Affiliates, (3) violate any of the Executive’s obligations under Section 3 of this Agreement, and/or (4) otherwise involve business or fiduciary conflicts.

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

(c) The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

2. Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of $1,000,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board in its discretion (as adjusted, from time to time, the “Base Salary”).

(b) Bonus Compensation.For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”). The Executive’s target bonus will be one hundred seventy-five percent (175%) of the Base Salary (“Target Bonus”), with a maximum bonus of three hundred percent (350%) of the Base Salary, with the actual amount of any such Annual Bonus to be determined by the Board in its discretion, based on the Executive’s performance and the Company’s performance against goals established by the Board; provided, however, that the Executive and the Board may agree that any Annual Bonus (or a portion thereof) payable to the Executive each year may be paid in the form of fully vested Common Shares of the Parent Company having a fair market value (as determined by the average closing sale price of such shares for the ten (10) business days prior to the payment of the Annual Bonus) equal to the after-tax amount of such portion of the Annual Bonus to be paid in such Common Shares. Except as otherwise provided in the Company’s Severance Policy for United States-Based Senior Executives (the “Severance Policy”), in order to receive any Annual Bonus hereunder, the Executive must be employed through the last day of the fiscal year for which such Annual Bonus is paid.

(c) Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan), including, but not limited to, any long term equity incentive plan for Company Group employees, with any awards to the Executive under such plan to be determined by the Board in accordance with the Company’s grant practices. The Executive’s participation in any employee benefit plans of the Company will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. In addition, for purposes of each such Company program that is an “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, to the extent permitted by the terms of such plan and by applicable law, the Company shall make commercially reasonable efforts to waive all limitations as to waiting periods with respect to participation and coverage requirements.

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

(d) Vacations. The Executive will be entitled to earn vacation days in accordance with the policies of the Company, as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(e) Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any restrictions on such expenses set by the Board or applicable Company policies, and to such reasonable substantiation and documentation as may be specified by the Company from time to time. In addition, (i) the Executive may incur additional business expenses provided for in the benefit plans provided for senior executives of the Company, as in effect from time to time, and (ii) the Executive may utilize and retain professional advisors (including without limitation legal, tax, and accounting advisors) related to his employment with, and equity interests in the Company and its Affiliates, the costs of which will be paid or reimbursed by the Company in full, up to a maximum of $50,000 per year. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of the Executive’s employment with the Company, the Executive has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply during the Non-Solicitation Period (defined below); provided, however, that the Executive will not, directly or indirectly, use or disclose any Confidential Information that constitutes a Trade Secret for as long as the information comprising such Trade Secret continues to be a Trade Secret. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (including reporting any good faith allegation of unlawful employment practices or criminal conduct or participating in any related proceeding) or prevents the Executive from making any truthful statements or disclosures required by law, regulation or legal process, or from requesting or receiving confidential legal advice, and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a Trade Secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses Trade Secrets by unauthorized means.

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d) Restricted Activities. The Executive agrees that the following restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) While the Executive is employed by the Company and during the twelve (12)-month period immediately following termination of his employment, regardless of the reason therefor (in the aggregate, the “Non-Compete Period”), the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which the Executive has been employed by the Company, engage in or compete with, or undertake any planning to engage in or compete with, the Restricted Business in the Restricted Territory.

(ii) While the Executive is employed by the Company and during the eighteen (18)-month period immediately following termination of his employment, regardless of the reason therefor (in the aggregate, the “Non-Solicitation Period”), the Executive will not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier or other business partner of any member of the Company Group (defined below) to terminate or diminish his, her or its relationship with any member of the Company Group or (b) seek to persuade any such

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier, or other business partner of any member of the Company Group, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with any member of the Company Group; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of any member of the Company Group at any time within the eighteen (18)-month period immediately preceding the activity restricted by this Section 3(d)(ii) or whose business has been solicited on behalf of any member of the Company Group by any of their officers, employees or agents within such eighteen (18)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with any member of the Company Group or been introduced to or otherwise had material contact with, such Person as a result of his employment or other associations with any member of the Company Group or has had access to Confidential Information which would assist in his solicitation of such Person.

(iii) During the Non-Solicitation Period, the Executive will not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of any member of the Company Group or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to any member of the Company Group to terminate or diminish his, her or its relationship with any of them; provided, however, that such restrictions shall not apply to any solicitations by general published posting or advertisement or general solicitations directed to the general public, in each case whether on the internet or via some other medium. For the purposes of this Section 3(d)(iii), an “employee” or an “independent contractor” of any member of the Company Group is any Person who was such at any time during the eighteen (18) month period immediately preceding the activity restricted by this Section 3(d)(iii).

(iv) Notwithstanding the terms of this Section 3, nothing in this Agreement shall prohibit or restrict the Executive from, directly or indirectly (a) serving as an owner, partner, investor, consultant, agent, manager, director, employee, co-venturer or otherwise for any Person that engages in the Restricted Business in the Restricted Territory if such involvement is expressly required by the Board or if the Board provides its prior written consent, or (b) from hiring or engaging, or soliciting for hiring or engagement, any employee or independent contractor of any member of the Company Group to be employed by or provide services for any member of the Company Group if such solicitation is expressly required by the Board or if the Board provides its prior written consent.

(e) In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company Group would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond and, except as otherwise required by law, an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. The Executive further agrees that the Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in this Section 3. The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each member of the Company Group shall have the right to enforce all of the Executive’s obligations to that member of the Company Group under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to any member of the Company Group, or change in the nature or scope of the Executive’s employment or other relationship with any member of the Company Group, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

4. Termination of Employment.The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: the Executive’s (i) engagement in theft, embezzlement, fraud or misappropriation of any of the property of the Company or any of its Affiliates, (ii) willful refusal to carry out any reasonable and lawful direction of the Board which refusal, if susceptible to cure, remains uncured for thirty (30) days after written notice to the Executive specifying in reasonable detail the nature of the breach of this subsection (ii) by Executive or (iii) indictment or plea of guilty or no contest to (or otherwise admitting guilt to), a felony or other crime involving dishonesty or moral turpitude (excluding any motoring offense for which a non-custodial sentence is received).

(b) By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon thirty (30) days’ notice to the Executive. The Executive may elect to waive such notice period or any portion thereof.

(c) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than sixty (60) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (A) any material breach by the Company or its Affiliates of this Agreement; (B) a material diminution in the Executive’s title, responsibilities, authority or duties; (C) a material reduction in the Base Salary or Target Bonus; or (D) the relocation of the Executive by more than forty-five (45) miles from the Executive’s then primary work location (except in connection with any relocation of the Company’s U.S. headquarters decided in consultation with the Executive).

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

(d) By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of one hundred twenty (120) days during any period of three hundred sixty-five (365) consecutive days (such occurrence, a “Disability”). If any question shall arise as to whether the Executive is disabled or has a Disability to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled or has a Disability, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates (the “Termination Date”); (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the Termination Date; (iii) any bonus (including without limitation any Annual Bonus) earned and accrued under this Agreement for any fiscal year completed before the Termination Date but not yet paid to the Executive as of the Termination Date, and (iv) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the Termination Date, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Termination Date, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iv), Final Compensation will be paid to the Executive in a single lump-sum payment within thirty (30) days following the Termination Date or such shorter period required by law.

(b) Severance Benefits. In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, in addition to Final Compensation, the Company will pay to the Executive the Executive’s then-current Base Salary for a period commencing on the Termination Date and continuing for eighteen (18) months thereafter (the “Severance”). In addition to Final Compensation and the Severance, the Company will provide the Executive with any severance benefits for which the Executive would be eligible pursuant to the Severance Policy; provided, however, for avoidance of doubt, that the Severance is in lieu of and not in addition to any payment in respect of Base Salary under the Severance Policy, and that the Severance Period for benefits under the Severance Policy shall be as set forth in the Severance Policy.

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

(c) Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Severance to the Executive is conditioned, however, on the Executive signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time the Executive’s employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the Termination Date. Any Severance to which the Executive is entitled to will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Termination Date; but that first payment shall be retroactive to the day following the Termination Date.

(d) Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at his cost, and subject to Article V of the Severance Policy, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this Agreement and Article VI of the Severance Policy. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. For purposes of this definition, “Control”, with respect to any Person, means a Person who owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

“Board” means the Board of Directors of the Parent Company, or a duly constituted committee of such Board of Directors.

“Company” means Nielsen Consumer LLC, as defined in the preamble. For the avoidance of doubt, except with respect to the direct employment of the Executive by the Company, the term “Company” as used in this Agreement with respect to all rights and obligations of the Executive hereunder shall be deemed to include the Company Group.

“Company Group” means, collectively, the Parent Company and its direct and indirect Subsidiaries, including, but not limited to, the Company.

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public, including any Trade Secrets. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that: (a) was in or that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates; and (b) was lawfully possessed by a third party prior to receiving the Confidential Information from Executive (provided that such information was disclosed to the Executive on a non-confidential basis and such third-party is not prohibited from disclosing such information pursuant to any legal, fiduciary or contractual obligation or otherwise).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Parent Company” means NIQ Global Intelligence plc, a public limited company formed under the laws of Ireland.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Restricted Business” means the business of developing retail and consumer data platforms that use data, predictive analytics and user applications in a data-as-a-service business model in the consumer packaged goods industry, and any other business actively conducted by any member of the Company Group, or to which any member of the Company Group has taken material steps in preparation for entering into, during the Executive’s employment with the Company, or with respect to the portion of the Non-Compete Period that follows termination of the Executive’s employment, at the time of such termination.

“Restricted Territory” means (a) the United States of America, (b) in the alternative, and only if such territory in (a) is deemed by a court of competent jurisdiction to be unreasonable or otherwise invalid or unenforceable, then (i) the states of Arkansas, California, Connecticut, Florida, Georgia, Illinois, Kentucky, Massachusetts, Minnesota, New Jersey, New York, Ohio, Pennsylvania, South Carolina, Texas, and Wisconsin, and (ii) anywhere within fifty (50) miles of any other location in which the any member of the Company Group actively conducts, or in which any member of the Company Group has taken material steps in preparation to actively conduct, the Restricted Business at any time during the Executive’s employment with the Company or, with respect to the portion of the Non-Compete Period that follows termination of the Executive’s employment, at the time of such termination.

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

“Subsidiary” of the Company Group means any Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent (50%) of the total outstanding securities or ownership interests of such Person, in each case, are owned, directly or indirectly, by any member of the Company Group.

“Trade Secrets” means any and all information of the Company and its Affiliates, including without limitation a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8. Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement with the Executive’s consent to another member of the Company Group or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including, without limitation, the Prior Agreement; provided, that this Agreement shall not terminate or supersede any additional obligations that the Executive has

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

pursuant to any other Agreement with the Company or its Affiliates with respect to non-competition, non-solicitation of business relations, non-solicitation/no-hire of employees, non-disclosure, confidentiality, assignment of intellectual property or any similar restrictive covenant obligation. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Texas contract and shall be governed and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

13. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

[Signature page follows.]

Confidential Treatment Requested by NIQ Global Intelligence Limited

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ James M. Peck	By:	/s/ John Blenke
James M. Peck		Name: John Blenke
Title: Chief Legal Officer